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                                                                                                                      Exhibit 12


                                                  KANSAS CITY POWER & LIGHT COMPANY

                                          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                     Three months
                                         ended
                                       March 31
                                         2002         2001        2000      1999        1998         1997
                                      (Thousands)
Income before extraordinary item
   and cumulative effect of changes
   in accounting principle                $ (7,981)  $ 103,819  $ 128,631  $ 81,915    $ 120,722     $ 76,560
Add:
Equity investment losses                         -         501     19,441    24,951       11,683        2,748
Minority interests in subsidiaries               -      (5,038)         -         1       (2,222)        (575)
    Income subtotal                         (7,981)     99,282    148,072   106,867      130,183       78,733

Add:
Taxes on income                             (6,526)     30,288     53,166     3,180       32,800        8,079
Kansas City earnings tax                         -         583        421       602          864          392
    Total taxes on income                   (6,526)     30,871     53,587     3,782       33,664        8,471

Interest on value of leased
    property                                 1,990      10,679     11,806     8,577        8,482        8,309
Interest on long-term debt                  15,115      80,329     60,956    51,327       57,012       60,298
Interest on short-term debt                    516       8,883     11,537     4,362          295        1,382
Mandatorily redeemable Preferred
    Securities                               3,113      12,450     12,450    12,450       12,450        8,853
Other interest expense
    and amortization                           938       5,188      2,927     3,573        4,457        3,990

    Total fixed charges                     21,672     117,529     99,676    80,289       82,696       82,832

Earnings before taxes on
     income and fixed charges                7,165     247,682    301,335   190,938      246,543      170,036

Ratio of earnings to fixed charges              (a)       2.11       3.02      2.38         2.98         2.05

     (a) A $14.5 million deficiency in earnings caused the ratio of earnings to fixed charges to be less than a one-to-one coverage.

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